Ex. 99.28(d)(49)(iv)

Amendment

to the JNL Series Trust Investment Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and WCM Investment Management

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and WCM Investment Management, a California corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 13th day of August, 2018, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, in connection with a corporate restructuring of the Sub-Adviser, the Board of Trustees of Trust has approved, and the Parties have agreed, to amend the Agreement for the following:

1)       to update the company name of the Sub-Adviser; and

2)       to update the state of incorporation.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement, as follows:

1)	The reference to “WCM Investment Management, a California corporation and registered investment adviser” in the preamble of the agreement is hereby deleted and replaced with “WCM Investment Management, LLC, a Delaware limited liability company and registered investment adviser.”

2)	Any and all other references to WCM Investment Management in the Agreement shall be replaced with WCM Investment Management, LLC.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of December 5, 2019.

Jackson National Asset Management, LLC		WCM Investment Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ David A. Brewer
Name:	Mark D. Nerud	Name:	David A. Brewer
Title:	President and CEO	Title:	Chief Compliance Officer